     As filed with the Securities and Exchange Commission on May 18, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RETAIL VENTURES, INC.
(Exact name of Registrant as specified in its charter)

Ohio	20-0090238
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

James A. McGrady
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Retail Ventures, Inc.
Columbus, Ohio 43224
(614) 471-4722

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Susan E. Brown, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
(614) 464-6400

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by the Registrant.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Aggregate Price Per	Aggregate Offering	Amount of Registration
Title of Securities to be Registered	Registered	Share(1)	Price(2)	Fee(3)
Common Shares, without par value	700,000	$9.70	$6,790,000	$799.18

(1)	Highest price, excluding interest, to be payable per common share in connection with the rescission offer covered by this registration statement. The price per share will range from $1.90 to $9.70, depending on the price originally paid by the offeree.

(2)	Aggregate purchase price, excluding interest, estimated to be payable if the rescission offer covered by this registration statement is accepted in full.

(3)	Calculated pursuant to Rule 457(j) on the basis of the amount at which such securities were sold.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

RETAIL VENTURES, INC.

700,000 COMMON SHARES, WITHOUT PAR VALUE

RESCISSION OFFER

     Retail Ventures, Inc. (“Retail Ventures”) offers, under the terms and conditions described in this prospectus, to rescind (the “Rescission Offer”) the previous purchase of a total of 700,000 common shares, without par value, of Retail Ventures by Reliance Trust Co. as custodian (the “Custodian”) on behalf of MFS Heritage Trust Company, as trustee (the “Trustee”) of The Profit Sharing and 401(k) Plan, as amended and restated effective January 1, 2000 (the “Retirement Plan”). The common shares were purchased by the Custodian on behalf of the Trustee for inclusion in the Retail Ventures, Inc. Common Stock Fund (the “Retail Ventures Fund”) in which some participants in the Retirement Plan hold interests in the form of units (“Units”). Eligible participants who accept this Rescission Offer in accordance with the terms set forth in this prospectus will receive (i) in the event the participant has caused the sale of such Units and therefore Retail Ventures’ common shares underlying the Units, the consideration paid for the Units, less the proceeds from the sale of the Units, plus applicable interest, or (ii) in the event the participant still holds the Units, the consideration paid for such Units, plus interest from the date of purchase. The interest rate will be the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week which includes the Expiration Date (as defined below). The Rescission Offer applies to the purchases of Retail Ventures’ common shares included in Units purchased by participants during the period from July 12, 2003 through December 22, 2004 (the “Rescission Period”), at prices ranging from $1.90 per common share to $9.70 per common share.

     On October 8, 2003, Retail Ventures reorganized its corporate structure into a holding company form whereby Retail Ventures became the successor issuer to Value City Department Stores, Inc. At such time, as a result of the reorganization, each outstanding share of Value City Department Stores, Inc. was converted into one common share of Retail Ventures.

     Retail Ventures’ common shares are listed on The New York Stock Exchange under the trading symbol RVI.

     ELIGIBLE PARTICIPANTS MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER ONLY WITH RESPECT TO ALL OF THEIR PURCHASES. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER. ELIGIBLE PARTICIPANTS WHO FAIL TO RESPOND TO THIS RESCISSION OFFER BY THE EXPIRATION DATE WILL BE DEEMED BY RETAIL VENTURES TO HAVE REJECTED THE RESCISSION OFFER. NONE OF THE PROCEEDS RESULTING FROM ACCEPTANCE OF THE RESCISSION OFFER WILL BE PAID DIRECTLY TO THE PARTICIPANT, BUT WILL BE PAID, UPON ACCEPTANCE OF THE RESCISSION OFFER, TO THE TRUSTEE OF THE RETIREMENT PLAN FOR THE PARTICIPANT’S INDIVIDUAL ACCOUNT AND REINVESTED BY THE TRUSTEE IN ACCORDANCE WITH THE PARTICIPANT’S EXISTING INVESTMENT ELECTION(S) IN THE RETIREMENT PLAN. IF THE PARTICIPANT NO LONGER HAS AN INDIVIDUAL RETIREMENT PLAN ACCOUNT AND ACCEPTS THE RESCISSION OFFER, THE TRUSTEE WILL CONTACT THE PARTICIPANT DIRECTLY FOR INSTRUCTIONS ON THE DISPOSITION OF THE PROCEEDS OF THE RESCISSION OFFER.

     Investing in Retail Ventures’ common shares involves risks. See “Risk Factors” beginning on page 7.

     The Rescission Offer will expire at 11:59 p.m., Eastern Daylight Savings Time, on ____________, 2005 (the “Expiration Date”).

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR

PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus is ___, 2005.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which such offer or sale is not permitted.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Retail Ventures has not authorized anyone to provide you with additional or different information. If anyone has provided you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of their respective dates and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Retail Ventures,” “we,” “us,” and “our” refer to Retail Ventures, Inc. and its wholly owned subsidiaries.

AVAILABLE INFORMATION

     Retail Ventures is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Retail Ventures. Retail Ventures’ common shares are listed and traded on The New York Stock Exchange. These reports, proxy and information statements and other information can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Retail Ventures has filed with the SEC a registration statement on Form S-3 (referred to herein, together with all amendments and exhibits, as the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all the information set forth in the Registration Statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows “incorporation by reference” into this prospectus of information that Retail Ventures files with the SEC. This permits Retail Ventures to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the Rescission Offer will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

1.	The description of the common shares of Retail Ventures set forth in the Registration Statement on Form S-8, filed on July 13, 2004;

2.	Annual Report on Form 10-K, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A, for the fiscal year ended January 29, 2005;

3.	Current Reports on Form 8-K filed on May 4, 2005, April 18, 2005, April 15, 2005, April 5, 2005, March 15, 2005, March 14, 2005 and March 9, 2005; and

4.	Proxy Statement for the Annual Meeting of Shareholders held on June 9, 2004.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722, Attn: Julia A. Davis.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

Q:

Why are you making the Rescission Offer?

A:

Under the Securities Act, Retail Ventures is required to register the common shares purchased by the Custodian on behalf of the Trustee for inclusion in the Retail Ventures Fund. Although all purchases by the Custodian during the Rescission Period were made in the open market and in a manner consistent with the Retirement Plan and the investment elections of the Retirement Plan participants, Retail Ventures has determined that some of its common shares purchased by the Custodian on behalf of the Trustee and allocated to the Retail Ventures Fund may not have been properly registered in accordance with the Securities Act.

In addition, Retail Ventures is required under applicable securities laws to deliver a prospectus to Retirement Plan participants who purchase Units in the Retail Ventures Fund. Retail Ventures has determined that certain participants in the Retirement Plan may not have received the required prospectus.

In accordance with applicable law, Retail Ventures is making this Rescission Offer with regard to all of its common shares purchased by the Custodian on behalf of the Trustee and included in Units purchased by Retirement Plan participants between July 12, 2003 and December 22, 2004, the date upon which Retail Ventures was able to determine that all participants had received the required prospectus. This Rescission Offer is being made to ensure compliance with both the registration requirements and the prospectus delivery requirements set forth in the Securities Act.

Q:

What will I receive if I accept the Rescission Offer?

A:

The answer to this question depends on whether you still hold the Units purchased on your behalf during the Rescission Period:

•	If you have sold the Units at a loss, we will pay damages to you for the Units you sold in an amount equal to the price per Unit you paid less the proceeds of such sale plus applicable interest. Interest will be paid on the amount of the price originally paid for the Units during the period from the date of purchase of the Units until the date of the sale of the Units and on the loss realized from the sale of the Units from the date of sale through (but not including) the date the damages are paid (the “Payment Date”).

•	If you continue to hold the Units and the market price of Retail Ventures’ common shares as of the Expiration Date is less than the price you paid for the Units plus applicable interest, we will repurchase Units that are subject to the Rescission Offer at the price per Unit you paid plus interest from the date of purchase of the Units through (but not including) the Payment Date. The Trustee has been instructed not to effect those repurchases of Units where the price that you paid for the Unit plus applicable interest is less than the current market value of a Unit as of the Expiration Date, as it is not economically beneficial to you.

•	In either case, however, Retail Ventures will pay all proceeds resulting from acceptance of this Rescission Offer to the Trustee of the Retirement Plan for the participant’s individual account. Such proceeds will be reinvested by the Trustee in accordance with the participant’s existing investment election(s) in the Retirement Plan. If you are no longer a participant in the Retirement Plan and you accept the Rescission Offer, the Trustee will contact you for directions on the disposition of the proceeds received from the Rescission Offer.

Q:

Am I legally required to accept the Rescission Offer?

A:

No. A participant is not legally required to accept the Rescission Offer.

Q:

What considerations should I take into account if I no longer hold the Units I purchased during the Rescission Period?

A:

If you no longer hold the Units you purchased during the Rescission Period, you should determine whether any of the Units were sold for less than what you paid for them. You are not entitled to damages for any Units you sold at a price equal to or higher than the price you paid for them. If any of the Units you purchased during the Rescission Period were sold at a loss, acceptance of the Rescission Offer with regard to those Units is economically beneficial to you. The extent to which acceptance of the Rescission Offer is beneficial depends on the amount of the loss and the amount of interest to which you are entitled.

Q:

What considerations should I take into account if I continue to hold the Units purchased on my behalf during the Rescission Period?

A:

Acceptance of the Rescission Offer by participants who continue to hold Units purchased during the Rescission Period is not economically beneficial unless the market value of the Unit, as of the Expiration Date, is less than the price paid by the participant during the Rescission Period plus interest.

Q:

What will happen if I elect to accept the Rescission Offer for Units purchased during the Rescission Period that I continue to hold in my account but the market value of the common shares increases so that, as of the Expiration Date, the price per unit that I paid plus applicable interest is less than the market value of a Unit?

If you submit a Participant’s Acceptance of the Rescission Offer form, the Trustee has been instructed not to effect a repurchase for those Units that the price per Unit that you paid plus applicable interest is less than the market value of a Unit as of the Expiration Date.

Q:

What will happen if I do not elect to accept the Rescission Offer and then the market value of the common shares decreases so that, as of the Expiration Date, the price per Unit that I paid plus applicable interest is greater than the market value of a Unit?

A:

If you do not submit a Participant’s Acceptance of the Rescission Offer form, we will not repurchase your Units even if the price of our common shares were to decline sufficiently as of the Expiration Date such that acceptance of the Rescission Offer would be economically beneficial to you.

Q:

May I accept the Rescission Offer only with regard to a portion of the Units which I still hold or were sold at a loss?

A:

No. If you accept the Rescission Offer, then you must accept it for all Units that were purchased during the Rescission Period that you still hold, as well as all Units which you purchased during the Rescission Period that were sold at a loss. As described above, however, if you accept the Rescission Offer, the Trustee will only effect a repurchase for those Units that, as of the Expiration Date, have a market value less than the price paid you paid for the Unit plus interest.

Q:

I understand that acceptance of the Rescission Offer for my Units is not economically beneficial under current market conditions if the amount I would receive is less than what I would receive if I directed the Trustee to sell those Units. What should I do if I want to sell?

A:

Participants may direct the Trustee to sell their Units and reallocate the proceeds from the sale into another fund under the Retirement Plan at any time. Such exchanges in participant’s accounts can be made on line at www.mfs.com or by calling 1-800-854-0647. As of _________ __, 2005, the closing sale price of the common shares, as reported on The New York Stock Exchange, was $              per share.

Q:

When does the Rescission Offer expire?

A:

The Rescission Offer expires at 11:59 p.m. Eastern Daylight Savings Time on ______________, 2005.

Q:

What do I need to do now to accept the Rescission Offer?

A:

You should complete, sign and date the accompanying Participant’s Acceptance of the Rescission Offer form, included as Appendix I, and return the completed, signed and dated Participant’s Acceptance of the Rescission Offer form to ________________________________ (the “Rescission Administrator”).

Q:

What do I need to do now to reject the Rescission Offer?

A:

You do not need to take any action to reject the Rescission Offer.

Q:

What happens if I do not return my Participant’s Acceptance of the Rescission Offer form?

A:

If you do not return your Participant’s Acceptance of the Rescission Offer form before the Expiration Date, you will be deemed to have rejected the Rescission Offer. If you reject the Rescission Offer, you will retain ownership of the Units (including the common shares which, along with the short-term investments, comprise the Units) and will not receive any payment.

Q:

Can I change my mind after I have mailed my signed Participant’s Acceptance of the Rescission Offer form?

A:

Yes. You can change your decision about accepting or rejecting our Rescission Offer at any time before the Expiration Date. If you change your decision and want to accept the Rescission Offer, you can do this by completing and submitting the Participant’s Acceptance of the Rescission Offer form. If you change your decision and want to reject the Rescission Offer after having submitted the Participant’s Acceptance of the Rescission Offer form, then you may reject the Rescission Offer by sending a notice to the Rescission Administrator, ________________________, Attention: _____________. Your rejection notice must include your name, address, social security number or taxpayer identification number and a clear indication that you are rejecting the Rescission Offer and must be received no later than the Expiration Date.

Q:

Who can help answer my questions?

A:

You may call the Rescission Administrator, __________________ Monday to Friday between 9:00 a.m. and 5:00 p.m., Eastern Daylight Savings Time at any time prior to the Expiration Date.

THE COMPANY

     On October 8, 2003, the Company reorganized its corporate structure into a holding company form whereby Retail Ventures became the successor issuer to Value City Department Stores, Inc. As a result of the reorganization, Value City Department Stores, Inc. became a wholly-owned subsidiary of Retail Ventures. In connection with the reorganization, holders of common shares of Value City became holders of an identical number of common shares of Retail Ventures.

     We are currently managed in three operating segments: Value City Department Stores LLC (“Value City”), DSW, Inc. (“DSW”) and Filene’s Basement, Inc. (“Filene’s Basement”).

     VALUE CITY. We operate a chain of 114 off-price department stores located in the Midwestern, Eastern and Southern United States, principally under the name Value City. For over 80 years, our strategy has been to provide exceptional value by offering a broad selection of brand name merchandise at prices substantially below conventional retail prices.

     DSW. We also operate a chain of 175 DSW stores located throughout the United States. The DSW stores are upscale shoe stores offering a wide selection of branded dress and casual footwear below traditional retail prices. On March 14, 2005, DSW filed a registration statement on Form S-1 registering for sale approximately $185,000,000 of its common shares (the “DSW IPO”).

     FILENE’S BASEMENT. Finally, we operate 27 Filene’s Basement stores located primarily in major metropolitan areas such as Boston, New York City, Atlanta, Chicago and Washington, D.C. Filene’s Basement focuses on providing the top tier brand names at everyday low prices for men’s and women’s apparel, jewelry, shoes, accessories and home goods.

RISK FACTORS

     Any investment in our common shares involves a high degree of risk. In deciding whether you should keep your Units of the Retail Ventures Fund or accept our offer to repurchase them for cash plus interest, you should consider carefully the following information, together with the other information contained in this prospectus. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common shares could decline, and you could lose all or part of your investment in our common shares.

If we are unable to retain current and attract new customers to our Value City business segment, our results of operations, financial condition and business could be adversely affected.

     Our ability to execute to our new management’s strategy for the Value City segment is necessary to reverse the downward sales trend we have experienced. This strategy includes acquiring the right mix of merchandise in our key fashion areas of ladies and mens, acquiring in season merchandise sooner in the season in complete runs (size and color) in recognizable brands and identifying the prevailing fashion trend. Our advertising and marketing efforts to retain and draw new customers will need to be focused on this strategy. The failure to impact the customers we have and draw in new customers may result in stores being unprofitable, which could, in turn, have an adverse impact on our business, financial condition and results of operations.

We may be unable to open all the DSW and Filene’s Basement stores contemplated by our growth strategy on a timely basis, and new stores we open may not be profitable or may have an adverse impact on the profitability of existing stores, any of which could have a material adverse effect on our business, financial condition and results of operations.

     We intend to open approximately 4 and 30 stores per year in the four years from 2005 through 2008 for Filene’s Basement and DSW, respectively. However, we may not achieve our planned expansion on a timely and profitable basis or achieve results in new locations similar to those achieved in existing locations in prior periods. Our ability to open and operate new DSW and Filene’s Basement stores successfully on a timely and profitable basis depends on many factors, including, among others, our ability to:

•	identify suitable markets and sites for new store locations;

•	negotiate favorable lease terms;

•	build-out or refurbish sites on a timely and effective basis;

•	obtain sufficient levels of inventory to meet the needs of new stores;

•	obtain sufficient financing and capital resources or generate sufficient cash flows from operations to fund growth;

•	successfully open new DSW and Filene’s Basement stores in regions of the United States in which we currently have few or no stores;

•	open new stores at costs not significantly greater than those anticipated;

•	control the costs of other capital investments associated with store openings, including, for example, those related to the expansion of distribution facilities;

•	hire, train and retain qualified managers and store personnel; and

•	successfully integrate new stores into our existing infrastructure, operations and management and distribution systems or adapt such infrastructure, operations and systems to accommodate our growth.

     As a result, we may be unable to open new stores at the rates expected or at all. If we fail to successfully implement our growth strategy, the opening of new stores could be delayed or prevented, could cost more than anticipated and could divert resources from other areas of our business, any of which could have a material adverse effect on our business, financial condition and results of operations.

     To the extent that we open new stores in our existing markets, we may experience reduced net sales in existing stores in those markets. As the number of our stores increases, our stores will become more concentrated in the markets we serve. As a result, the number of customers and financial performance of individual stores may decline and the average sales per square foot at our stores may be reduced. This could have a material adverse effect on our business, financial condition and results of operations.

We rely on our good relationships with vendors to purchase brand name and designer merchandise at favorable prices. If these relationships were to be impaired, we may not be able to obtain a sufficient selection of merchandise at attractive prices, and we may not be able to respond promptly to changing fashion trends, either of which could have a negative impact on our competitive position, our business and financial performance.

     We do not have long-term supply agreements or exclusive arrangements with any vendors (except for greeting cards and bottled drinks) and, therefore, our success depends on maintaining good relations with our vendors in all business segments. Since our business is fundamentally dependent on selling brand name and designer merchandise at attractive prices, we must continue to obtain from our vendors a wide selection of this merchandise at favorable wholesale prices. Our growth strategy depends to a significant extent on the willingness and ability of our vendors to supply us with sufficient inventory to stock our new stores. If we fail to strengthen our relations with our existing vendors, or to enhance the quality of merchandise they supply us, and if we cannot maintain or acquire new vendors of in-season brand name and designer merchandise, our ability to obtain a sufficient amount and variety of merchandise at favorable prices may be limited, which could have a negative impact on our competitive position.

We may be unable to anticipate and respond to fashion trends and consumer preferences in the markets in which we operate, which could adversely affect our business, financial condition and results of operations.

     Our merchandising strategy is based on identifying each region’s customer base and having the proper mix of products in each store to attract our target customers in that region. This requires us to anticipate and respond to numerous and fluctuating variables in fashion trends and other conditions in the markets in which our stores are situated. A variety of factors will affect our ability to maintain the proper mix of products in each store, including:

•	variations in local economic conditions, which could affect our customers’ discretionary spending;

•	unanticipated fashion trends;

•	our success in developing and maintaining vendor relationships that provide us access to in-season merchandise at attractive prices;

•	our success in distributing merchandise to our stores in an efficient manner; and

•	changes in weather patterns, which in turn affect consumer preferences.

     If we are unable to anticipate and fulfill the merchandise needs of each region, we may experience decreases in our net sales and may be forced to increase markdowns in relation to slow-moving merchandise, either of which could have an adverse effect on our business, financial condition and results of operations.

Seasonal variability of operations.

     Our operations have been historically seasonal, with a disproportionate amount of sales and a majority of net income occurring in the fall and Christmas selling seasons for Value City and Filene’s Basement. DSW net sales have typically been higher in spring and early fall. As a result of seasonality, any factors negatively affecting us during these periods, including adverse weather, the timing and level of markdowns or unfavorable economic conditions, could have a material adverse effect on our financial condition and results of operations for the entire year.

Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons in addition to seasonal factors, which could result in a decline in the price of our common shares.

     Our business is sensitive to customers’ spending patterns, which in turn are subject to prevailing regional and national economic conditions and the general level of economic activity. Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. In addition to seasonal fluctuations, including weather patterns, a variety of other factors affect our comparable store sales and quarterly financial performance, including:

•	changes in our merchandising strategy;

•	timing and concentration of new store openings and related pre-opening and other start-up costs;

•	levels of pre-opening expenses associated with new stores;

•	changes in our merchandise mix;

•	changes in and regional variations in demographic and population characteristics;

•	timing of promotional events;

•	actions by our competitors; and

•	general United States economic conditions and, in particular, the retail sales environment.

     Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may decrease. In the future, our financial performance may fall below the expectations of securities analysts and investors. In that event, the price of our common shares could decline.

Our stock price may fluctuate significantly, which could negatively affect the trading of our common shares.

     The market price of our common shares has fluctuated significantly in the past and may likely continue to fluctuate in the future. Various factors and events have caused this fluctuation and are likely to cause the fluctuations to continue. These factors include, among others:

•	developments related to the proposed DSW IPO;

•	quarterly variations in actual or anticipated operating results;

•	changes by securities analysts in estimates regarding Retail Ventures;

•	conditions in the retail industry;

•	the condition of the stock market; and

•	general economic conditions.

Our failure to retain our existing senior management team and to continue to attract qualified new personnel could adversely affect our business.

     Our business requires disciplined execution at all levels of our organization to ensure that we continually have sufficient inventories of assorted brand name merchandise at below traditional retail prices. This execution requires an experienced and talented management team. If we were to lose the benefit of the experience, efforts and abilities of any of our key executive and buying personnel, our business could be adversely affected. We have entered into employment agreements with certain of these officers. Furthermore, our ability to manage our retail expansion will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified managerial and merchandising personnel. Competition for these personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate profitably.

We may be unable to compete favorably in our highly competitive markets.

     The off-price retail, department store and retail footwear markets are highly competitive with few barriers to entry. We compete against a diverse group of retailers, both small and large, including locally owned, regional and national department stores, specialty retailers, discount chains and off-price retailers. Some of our competitors are larger and have substantially greater resources than we do. Our success depends on our ability to remain competitive with respect to style, price, brand availability and customer service. The performance of our competitors, as well as a change in their pricing policies, marketing activities and other business strategies, could have an adverse effect on our business, financial condition, results of operations and our market share.

A decline in general economic conditions, or the outbreak or escalation of war or terrorist acts, could lead to reduced consumer demand for our merchandise.

     Consumer spending habits, including spending for the merchandise that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. A general slowdown in the U.S. economy or an uncertain economic outlook could adversely affect consumer spending habits.

     Consumer confidence is also affected by the domestic and international political situation. The outbreak or escalation of war, or the occurrence of terrorist acts or other hostilities in or affecting the United States, could lead to a decrease in spending by consumers. In the event of an economic slowdown, we could experience lower net sales than expected on a quarterly or annual basis and be forced to delay or slow our retail expansion plans.

We rely on foreign sources for our merchandise, and our business is therefore subject to risks associated with international trade.

     We purchase merchandise from domestic and foreign vendors. In addition, many of our domestic vendors import a large portion of their merchandise from abroad. For this reason, we face risks inherent in purchasing from foreign suppliers, such as:

•	economic and political instability in countries where these suppliers are located;

•	international hostilities or acts of war or terrorism affecting the United States or foreign countries from which our merchandise is sourced;

•	increases in shipping costs;

•	transportation delays and interruptions, including as a result of increased inspections of import shipments by domestic authorities;

•	work stoppages;

•	adverse fluctuations in currency exchange rates;

•	laws of the United States affecting the importation of goods, including duties, tariffs and quotas and other non-tariff barriers;

•	expropriation or nationalization;

•	changes in local government administration and governmental policies;

•	changes in import duties or quotas;

•	compliance with trade and foreign tax laws; and

•	local business practices, including compliance with local laws and with domestic and international labor standards.

     We require our vendors to operate in compliance with applicable laws and regulations and our internal requirements. However, we do not control our vendors or their labor and business practices. The violation of labor or other laws by one of our vendors could have an adverse effect on our business.

We face significant security risks related to our electronic processing and transmission of confidential customer information. On March 8, 2005, we announced the theft of credit card and other purchase information relating to DSW customers. This data theft could adversely affect our reputation and business and subject us to liability.

     We rely on commercially available encryption software and other technologies to provide security for processing and transmission of confidential customer information, such as credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect customer transaction data. Compromises of these security systems could have a material adverse effect on our reputation and business, and may subject us to significant liabilities and reporting obligations. A party who is able to circumvent our security measures could misappropriate our information, cause interruptions in our operations, damage our reputation and customers’ willingness to shop in our stores and subject us to possible liability. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.

     On March 8, 2005, we announced that we had learned of the theft of credit card and other purchase information. On April 18, 2005, we issued the findings from our investigation into the theft. The theft covered all customers who made purchases at 108 DSW stores during a three-month period from mid-November 2004 to mid-February 2005. Transaction information involving approximately 1.4 million credit cards was obtained. For each card, the stolen information included credit card or debit card numbers, name and transaction amount. In addition, data from transactions involving approximately 96,000 checks was stolen. In these cases, checking account numbers and driver's license numbers were obtained. We cannot yet reasonably estimate what the potential liability to us will be in connection with these events, and we do not yet know what effect this incident may have on DSW customers’ perception of us.

The proposed DSW IPO may not be completed. If the DSW IPO is not completed, net proceeds which we would have received from the DSW IPO will not be available to repay indebtedness, including indebtedness to related parties. Additionally, we will have incurred expenses to date in connection with the IPO for which we will not receive any benefits.

     We have anticipated that a portion of the net proceeds of the DSW IPO will be used to repay $165 million of intercompany indebtedness owed by DSW to Retail Ventures. It is anticipated that Retail Ventures will then apply the amount received from DSW to the partial payment of obligations evidenced by a $240 million promissory note made by Retail Ventures payable to its subsidiary, Value City, issued in December 2004. It is anticipated that Value City will then apply a portion of the amount received from Retail Ventures to the payment in full of all outstanding indebtedness and obligations owed by Value City (and other affiliates of Retail Ventures) under a $100 million term loan agreement with related parties. This $100 million term loan has an annual effective rate of interest of 15%-15 1/2%, and matures in June 2006. The remaining portion of the proceeds of any such $165 million repayment is to be used (i) first, to repay (subject to the ability to reborrow) a portion of the obligations outstanding under our revolving credit facility, and (ii) second, to the extent of any excess, for working capital and general corporate purposes. If the DSW IPO is not completed, we may be unable to prepay our obligations under the term loan agreement, and a significant portion of our cash flow from operations will continue to be dedicated to the payment of interest on the term loan, and will not be available for other purposes. In addition, if the DSW IPO is not completed, we will have incurred significant expenses in connection with the DSW IPO which we will be unable to recoup, and for which we will not receive any benefits.

USE OF PROCEEDS

     Retail Ventures will not receive any proceeds from the Rescission Offer. The common shares were originally purchased by the Custodian on behalf of the Trustee in brokerage transactions in the open market for which Retail Ventures did not receive any proceeds.

THE RESCISSION OFFER

Background and Reason for Rescission Offer

     Participation in the Retirement Plan is offered to eligible employees of Schottenstein Stores Corporation (“SSC”), Retail Ventures and their respective affiliated entities. The Retirement Plan is a multiple employer qualified profit sharing plan with a cash or deferred arrangement commonly referred to as a “401(k) plan.” The Retirement Plan was adopted by SSC effective August 1, 1989 for the profit sharing provisions of the Plan and effective October 1, 1989, for the 401(k) provisions of the Retirement Plan. The Retirement Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and satisfies the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code.

     The Retirement Plan allows eligible full and part-time employees, through automatic payroll deductions and on a pretax basis, to contribute up to 30% of their cash compensation (up to the to the annual Internal Revenue Service dollar limit) rather than receiving that amount as taxable income. During the Rescission Period, participants’ employers made contributions (“Matching Contributions”) at the following rates for employees who had completed at least one year of service:

Employer Contribution
Percent of Pay	Equal to the Following
Deferred by Participant	Percentage of Participant’s Pay
1.0%	1.0%
2.0	2.0
3.0	3.0
4.0	3.5
5.0	4.0
6.0	4.5*

      * Beginning January 1, 2004, employees of Retail Ventures and its subsidiaries no longer received a Matching Contribution on any deferrals in excess of 5% of their compensation; employees of SSC and its subsidiaries were not affected by this change.

     In addition to Matching Contributions, an employer may make an employer profit sharing contribution to the Retirement Plan or an employer nonelective contribution to the Plan (collectively, with the Matching Contributions, the “Employer Contributions”). Except as noted below, Employer Contributions vest 25% every year starting with the second year of continuous service and fully vest after the fifth year of service. Beginning January 1, 2004, Employer Contributions to employees of Retail Ventures made in a year designated by Retail Ventures as a safe harbor match year are immediately vested. The 2004 and 2005 plan years were designated safe harbor match years by Retail Ventures.

     A participant has the right to decide how all contributions, including vested and unvested Employer Contributions, are invested under the Retirement Plan. There are currently 15 different investment choices under the Retirement Plan. A participant must indicate the percentage of his or her contribution to be allocated to each investment choice. All contributions to a participant’s account are invested in accordance with the participant’s investment election unless no election is made, in which case contributions are invested in the Conservative Portfolio option. Amounts in participants’ accounts are held in a trust fund maintained for the benefit of participants in the Retirement Plan. Certain assets of the Retirement Plan, including the Retail Ventures common shares underlying the Units, however, are held by the Custodian on behalf of the Trustee.

     Among the 15 different investment choices in the Retirement Plan, participants are given the option to invest their contributions in the Retail Ventures Fund. The Retail Ventures Fund is comprised of short term investments and common shares of Retail Ventures which are purchased on the open market at the current market value of the common shares by the Custodian on behalf of the Trustee. A participant’s ownership in the Retail Ventures Fund is measured in Units rather than in common shares as accounted for by the Custodian. As necessary, common shares are sold on the open market by the Custodian, at their current market value, when participants elect to receive distributions from the Retirement Plan or to reflect transfers by participants out of the Retail Ventures Fund. All distributions from the Retirement Plan are and will be in the form of cash. SSC, as the primary sponsor of the Retirement Plan, and Retail Ventures, as an additional sponsor of the Retirement Plan, have elected to close the Retail Ventures Fund to additional investments effective July 1, 2005. Participants who own Units on July 1, 2005 will continue to own those Units unless and until the participant directs the Trustee to sell the Units. No new contributions or exchanges into the Retail Ventures Fund will be permitted on or after July 1, 2005.

     Under the Securities Act, Retail Ventures is required to register the common shares purchased by the Custodian on behalf of the Trustee for inclusion in the Retail Ventures Fund. Although all the purchases by the Custodian during the Rescission Period were made in the open market and in a manner consistent with the Retirement Plan and the investment elections of the Retirement Plan participants, Retail Ventures has determined that some of its common shares purchased by the Custodian and allocated to the Retail Ventures Fund may not have been properly registered in accordance with the Securities Act. In addition, Retail Ventures is required to distribute a prospectus to participants who purchase Units in the Retail Ventures Fund. Retail Ventures has determined that some participants may not have received the required prospectus during the Rescission Period. Retail Ventures is making this Rescission Offer with regard to all of its common shares purchased by the Custodian and included in Units purchased by Retirement Plan participants between July 12, 2003 and December 22, 2004. This offer is being made to ensure compliance with the Securities Act. Our directors did not participate in the Retirement Plan and therefore are not eligible to participate in this Rescission Offer. Our current executive officers who have participated in the Retail Ventures Fund, if any, do not intend to participate in the Rescission Offer.

     Retail Ventures’ Board of Directors has approved the Rescission Offer in order to limit any contingent liability Retail Ventures may have as a result of possible noncompliance with applicable federal registration and prospectus delivery requirements in connection with the purchase of the common shares that comprise the Units.

     If you affirmatively reject or fail to accept the Rescission Offer before the Expiration Date, you will retain ownership of the Units (including the common shares which comprise the Units) you received and will not receive any payment for those Units.

     Retail Ventures believes that all the sales of its common shares which are the subject of the Rescission Offer were exempt from registration under the laws of the states of residence of participants in the Retirement Plan and that no violation of state securities laws occurred in connection with such sales. Furthermore, Retail Ventures believes that this Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. Thus, Retail Ventures does not make any representation as to the compliance of this Rescission Offer with state laws which might be applicable to rescission offers.

Terms of the Rescission Offer

     A participant who elected to allocate some of his or her contributions in the Retirement Plan to the purchase of Units in the Retail Ventures Fund at any time between July 12, 2003 and December 22, 2004, and who has already sold the Units at a loss, may direct the Trustee to receive (and re-invest) for the participant’s account the price paid for the Units less the proceeds of such sale, plus interest. Interest will be paid on the amount of the price originally paid for the Units during the period from the date of purchase of the Units until the date of sale of such Units. Interest will also be paid on the loss realized from the date of sale of the Units through (but not including) the Payment Date.

     The interest rate will be determined according to federal law since Retail Ventures believes that no violation of state securities laws occurred in connection with the purchases and sales of either the Units or its common shares subject to this Rescission Offer. The interest rate will be the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week which includes the Expiration Date. For the week ending April 22, 2005, the applicable interest rate would have been 3.28%.

     A participant who elects to accept the Rescission Offer and continues to hold the Units may direct that a sale of the Units purchased during the Rescission Period be made by the Trustee to Retail Ventures at the price the participant paid for the Units plus interest for the period from the date of purchase of the Unit by the participant through (but not including) the Payment Date. The Trustee has been instructed, however, not to effectuate the repurchase of those Units where the price that such participant paid for the Unit plus applicable interest is less than the market value of a Unit as of the Expiration Date. If a participant continues to hold the Units and the market price of our common shares is such that it would be economically beneficial to accept the Rescission Offer as of the Expiration Date, the number of Units in the Retail Ventures Fund owned by a participant who accepting the Rescission Offer will be reduced by the number of Units which Retail Ventures purchases from the Trustee. The proceeds payable to the participant under the Rescission Offer will be reinvested by the Trustee for the participant’s account in accordance with the participant’s existing investment options in the Retirement Plan.

     If a participant no longer holds in its account all the Units acquired during the Rescission Period, we will only repurchase those Units that are not deemed sold, but, as noted above, the Trustee has been instructed not to effect the repurchase of any of the Units if such purchase would not be economically beneficial to you as of the Expiration Date. Units are deemed sold in the order in which a participant purchased them. In order to determine which Units are eligible for repurchase, all Units acquired on a participant’s behalf during the Rescission Period will be matched against all sales of Units during or following such period, by matching the first Unit acquired with the first Unit sold. Only those purchases that do not have matching sales are eligible for repurchase as part of the Rescission Offer. Participants are entitled to damages for those Units that are deemed sold at a loss. In order to determine the amount of damages payable, the Rescission Administrator will use the same procedure as is used to determine which Units are eligible for repurchase.

     If the participant has directed and caused a full distribution from the Retirement Plan and no longer has an individual account in the Retirement Plan, the participant is entitled to obtain relief on the above terms, except any amounts paid in respect of the Rescission Offer will be paid by Retail Ventures to the Retirement Plan for distribution by the Retirement Plan directly to the participant or his or her beneficiary or, at such participant’s direction, to an individual retirement account or other qualified retirement plan in a direct rollover, within 30 days of the Trustee’s receipt of such participant’s instructions. If you are a former participant in the Retirement Plan and you accept the Rescission Offer, the Trustee will contact you directly for instructions on the disposition of the proceeds you will receive from the Rescission Offer.

     The Rescission Offer will expire on _________ __, 2005 (the “Expiration Date”).

     As of December 22, 2004, the end of the Rescission Period, the closing sale price of the common shares (as reported on The New York Stock Exchange) was $6.96 per share. During the Rescission Period, the per share sales price of the common shares ranged from a low of $1.90 to a high of $9.70.

How to Accept or Decline this Rescission Offer

     A PARTICIPANT IS NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER. Acceptance of the Rescission Offer is optional for each participant who purchased Units in the Retail Ventures Fund representing interests in common shares of Retail Ventures covered by the Rescission Offer. The Trustee has been instructed not to effect any repurchases pursuant to the Rescission Offer unless such repurchases are economically beneficial to the participants as of the Expiration Date. A repurchase is not economically beneficial unless the market value of the common shares is less than the price paid by the participant during the Rescission Period plus interest. If a participant elects to reject the Rescission Offer, the participant will continue to hold the same number of Units in the Retail Ventures Fund. In the event the participant elects to accept the Rescission Offer, the participant must detach and complete the form “Participant’s Acceptance of Rescission Offer,” and mail or return it to the Rescission Administrator, as soon as practicable after the date of receipt of this prospectus but in no event having a postmark later than the Expiration Date.

     ANY PARTICIPANT WHO FAILS TO NOTIFY RETAIL VENTURES IN WRITING OF HIS OR HER ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO THE EXPIRATION DATE WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

Questions about the Rescission Offer

     Participants who have questions about the Rescission Offer may call the Rescission Administrator, _________, Monday to Friday between 9:00 a.m. and 5:00 p.m., Eastern Daylight Savings Time at any time prior to the Expiration Date.

Use of Common Shares Repurchased by Retail Ventures in Rescission Offer

     The common shares which are included in the Units repurchased by Retail Ventures pursuant to the Rescission Offer, if any, will become treasury shares. Retail Ventures has no present plans to sell such treasury shares.

Tax Effects of Rescission Offer

     A participant’s acceptance or rejection of this Rescission Offer, or the sale of the Units comprised of Retail Ventures’ common shares and short-term investments to Retail Ventures pursuant to this Rescission Offer, is not considered to be a taxable event before withdrawal or distribution of funds from such participant’s Retirement Plan account to the participant or his or her beneficiary. All funds paid by Retail Ventures for interests in common shares of a participant as a result of this Rescission Offer will be paid to the Trustee, remain in the Retirement Plan trust and be invested in accordance with the participant’s existing investment option(s) in the Retirement Plan. Upon any later withdrawal or distribution, any gain resulting from this Rescission Offer will generally be taxable as ordinary income to the participant or his or her beneficiary. An additional 10 percent income tax may be imposed in cases of early withdrawal. Special tax advantages for some lump-sum distributions and rollovers are allowed.

     If the participant has directed and caused a full distribution from the Retirement Plan and no longer has an individual account in the Retirement Plan, any amounts paid in respect of the Rescission Offer will be paid by Retail Ventures to the Retirement Plan for distribution directly to the participant or his or her beneficiary or at such participant’s direction, into an individual retirement account or other qualified retirement plan in a direct rollover. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If the proceeds from the Rescission Offer are not rolled over, however, and the participant receives a distribution from the Retirement Plan, such distribution will generally be taxable as ordinary income to the participant or his or her beneficiary. An additional 10 percent income tax may be imposed in cases of withdrawal before age 55.

     EACH PARTICIPANT SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH REGARD TO THE PROPER TAX TREATMENT FOR HIM OR HER IN CONNECTION WITH THE RESCISSION OFFER.

     Funding the Rescission Offer

     Retail Ventures has sufficient funds available to pay for any damage claims and the purchase of any Units which may be tendered to it as a result of the Rescission Offer.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Julia A. Davis, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President, General Counsel of Retail Ventures. As of May 18, 2005, Ms. Davis does not own any common shares but does hold options to acquire 16,000 common shares.

APPENDIX I

PARTICIPANT’S ACCEPTANCE OF THE RESCISSION OFFER

     YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT EXECUTE AND RETURN THE FORM. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER.

     IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE EXECUTE AND RETURN THIS FORM, PURSUANT TO THE INSTRUCTIONS BELOW.

     Ladies and Gentlemen:

     The undersigned acknowledges receipt of a prospectus dated ___, 2005 of Retail Ventures, Inc. (“Retail Ventures”), together with Appendix I thereto, pursuant to which Retail Ventures offers to rescind purchases of Retail Ventures’ common shares by Reliance Trust Co., as custodian (the “Custodian”) on behalf of MFS Heritage Trust Company, as trustee (the “Trustee”) of The Profit Sharing and 401(k) Plan, as amended and restated effective January 1, 2000 (the “Retirement Plan”), on the undersigned’s behalf between July 12, 2003 and December 22, 2004 and included in units of the Retail Ventures, Inc. Common Stock Fund. The undersigned further acknowledges that if the Rescission Offer is accepted by the undersigned by _________, 2005, (the “Expiration Date”), upon verification by _________, the Rescission Administrator, Retail Ventures (i) in the case of units purchased during the Rescission Period but disposed of by the undersigned at a loss, will pay to the Trustee the original purchase price paid to purchase the units less the amount received on the sale of such units plus applicable interest. Interest, in the case of units purchased during the relevant period but disposed of by the undersigned at a loss, will be calculated on the amount of the price originally paid for the units during the period from the date of purchase of the units until the date of sale of such units and on the loss realized from the date of sale of the units through (but not including) the date of payment of the damages, (the “Payment Date”), and (ii) in the case of units purchased during the relevant period and still held in the undersigned’s account, (a) Retail Ventures will pay to the Trustee the original purchase price paid to purchase the units plus interest from the date of purchase through (but not including) the Payment Date, except that the Trustee has been instructed not to effect any repurchase of those units that, as of the Expiration Date, have a market value greater than the price you paid during the Rescission Period plus interest. The interest rate to be paid per annum will be the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week which includes the Expiration Date. For the week ending April 22, 2005, the applicable interest rate would have been 3.28%.

     If the undersigned accepts this Rescission Offer for any units purchased during the relevant period and still held in the undersigned’s Retirement Plan account, the undersigned understands that the number of units held by the undersigned in the Retail Ventures, Inc. Common Stock Fund will be reduced by the number of units which Retail Ventures repurchases, and that the proceeds received from this Rescission Offer will be paid to the Trustee for the undersigned’s account for investment in accordance with the participant’s existing investment option(s) in the Retirement Plan. If the undersigned accepts the Rescission Offer, but, as set forth above, the Trustee does not effect the repurchase of any units held for the

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undersigned’s account because it is not beneficial to the undersigned to do so, then the undersigned will receive damages only for those units, if any, which were purchased during the relevant period but sold at a loss prior to the date hereof. In such a case, the number of units still held in the Retail Ventures, Inc. Common Stock Fund, if any, will be otherwise unaffected and any proceeds received from the Rescission Offer will be paid to the Trustee for the undersigned’s account for investment in accordance with the participant’s existing investment option(s) in the Retirement Plan.

     If the undersigned has previously directed and caused the Trustee to distribute all of the undersigned’s investment in the Retirement Plan and no longer holds an individual account in the Retirement Plan, the proceeds will be paid to the Retirement Plan for distribution directly to the undersigned or the undersigned’s beneficiary or, at the undersigned’s direction, to an individual retirement account or qualified retirement plan in a direct rollover. If you no longer have an account and accept the Rescission Offer, the Trustee will contact you directly for instructions on how to dispose of the proceeds from the Rescission Offer.

     Therefore, the undersigned hereby accepts the Rescission Offer for all of the undersigned’s units, including interests in the common shares included therein, on the terms set forth in this letter. The undersigned directs the Trustee to tender, subject to the conditions of the Rescission Offer, the common shares represented by the undersigned’s units to Retail Ventures on the undersigned’s behalf. Furthermore, the undersigned directs that all payments be made to the Trustee for the undersigned’s Retirement Plan account. If the undersigned has previously directed and caused a prior distribution of all of the undersigned’s investment in the Retirement Plan, the Trustee will contact the participant directly for instructions on how to dispose of the proceeds from the Rescission Offer.

     Participation Election

     By signing and completing the information below, I hereby accept the Rescission Offer.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

     Instructions: In order to indicate your acceptance of the Rescission Offer, you must:

     (1) Complete the Participation Election,

     (2) Sign the form and provide your complete address, date, and Social Security or Taxpayer Identification Number, and

     (3) Mail the form to the Rescission Administrator, ___.

     Delivery Instructions: This form should be mailed to___as soon as practicable, but in no event having a postmark later than the Expiration Date of this Rescission Offer, 11:59 p.m., Eastern Daylight Savings Time, ___, 2005.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 15. Indemnification of Directors and Officers.

     Article SEVENTH of Retail Ventures’ First Amended and Restated Articles of Incorporation provides as follows:

     SEVENTH: Indemnification and Insurance

     The Corporation shall indemnify any director, officer, incorporator, or any former director or officer of the Corporation or any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, incorporator or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such Law, (ii) purchase and maintain insurance or provide similar protection on behalf of the directors, officers, or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and (iii) enter into agreements with such directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.

     Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

     (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

     (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

     (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

     (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

     (c) By the shareholders;

     (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

     (5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

     (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

     (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

     (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

     (9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     In addition, the Registrant has purchased insurance coverage under a policy which insures directors and officers against certain liabilities which might be incurred by them in such capacities.

     The Registrant has also entered into indemnification agreements with its directors and officers, the forms of which were included as exhibits 10(a) and 10(b) to the Registration Statement on Form S-8, filed on July 13, 2004, and are incorporated herein by reference.

     Item 16. Exhibits.

5.1	Opinion re: Legality.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Julia A. Davis, Esq. (included as part of Exhibit 5.1).

24.1	Power of Attorney.

99.1	Letter to participants regarding the Rescission Offer.

     Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes that:

     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 18th day of May, 2005.

RETAIL VENTURES, INC.

By:	/s/ James A. McGrady

James A. McGrady, Executive Vice
President, Chief Financial Officer,
Treasurer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chairman of the Board of Directors	May 18, 2005
Jay L. Schottenstein

*	President and Chief Executive	May 18, 2005
Heywood Wilansky	Officer (Principal Executive Officer)

/s/ James A. McGrady	Executive Vice President, Chief	May 18, 2005
James A. McGrady	Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

*	Director	May 18, 2005
Henry L. Aaron

*	Director	May 18, 2005
Ari Deshe

*	Director	May 18, 2005
Jon P. Diamond

*	Director	May 18, 2005
Elizabeth M. Eveillard

*	Director	May 18, 2005
Harvey L. Sonnenberg

*	Director	May 18, 2005
James L. Weisman

* By: /s/ James A. McGrady
James A. McGrady, Attorney in Fact